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As filed with the Securities and Exchange Commission on February 12, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIGEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3248524 (I.R.S. Employer Identification No.)

        1180 Veterans Boulevard
South San Francisco, CA 94080
(650) 624-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        James M. Gower
Chairman of the Board and Chief Executive Officer
Rigel Pharmaceuticals, Inc.
1180 Veterans Boulevard
South San Francisco, CA 94080
(650) 624-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Copies to:

Suzanne Sawochka Hooper, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    333-111777

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $.001 per share	—	—
Preferred Stock, par value $.001 per share	—	—
Warrants	—	—
Debt Securities	—	—
Total	$15,000,000	$1,901

(1)
There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $15,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $15,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.

EXPLANATORY NOTE

        This registration statement relates to the Registration Statement on Form S-3, Securities and Exchange Commission File No. 333-111777 (the "Prior Registration Statement") and is filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, solely to increase the dollar amount of securities registered under the Prior Registration Statement by $15,000,000. The contents of the Prior Registration Statement are hereby incorporated by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on February 12, 2004.

Rigel Pharmaceuticals, Inc.
By:	/s/ JAMES M. GOWER James M. Gower Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAMES M. GOWER James M. Gower	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 12, 2004
/s/ JAMES H. WELCH James H. Welch	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 12, 2004
* Donald G. Payan	Executive Vice President, Chief Scientific Officer and Director	February 12, 2004
* Jean Deleage	Director	February 12, 2004
* Alan D. Frazier	Director	February 12, 2004
* Dennis J. Henner	Director	February 12, 2004
* Walter H. Moos	Director	February 12, 2004
* Stephen A. Sherwin	Director	February 12, 2004
* Nicholas J. Simon, III	Director	February 12, 2004
Hollings C. Renton	Director
*
James M. Gower, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Securities and Exchange Commission.

/s/ JAMES M. GOWER James M. Gower February 12, 2004

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Cooley Godward LLP.
15.1	Letter regarding unaudited interim financial information.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1*	Power of Attorney for officers and directors of Rigel.

*
Incorporated by reference from the Registration Statement on Form S-3 of the Registrant, File No. 333-111777.

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EXPLANATORY NOTE
SIGNATURES
EXHIBIT INDEX